Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”) dated as of October 17, 2003, by and among NEKTAR THERAPEUTICS, a Delaware corporation, as issuer (the “Company”), and J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company heretofore executed and delivered to the Trustee an Indenture (the “Indenture”) dated as of October 9, 2003 providing for the issuance of 3% Convertible Subordinated Notes due 2010 to be issued in one or more series from time to time (the “Securities”) (capitalized terms defined in the Indenture have the same meanings for purposes of this First Supplemental Indenture); and

WHEREAS the Company and the Trustee desire to enter into this First Supplemental Indenture to amend (i) certain definitions in Section 1.1 of the Indenture and (ii) the notice provision to the Company in Section 15.2 of the Indenture, as provided herein (collectively the “Amendments”); and

WHEREAS pursuant to Section 7.1(i) of the Indenture, the Trustee and the Company are authorized to amend the Indenture and to execute and deliver this First Supplemental Indenture, without notice to or the consent of any Holder, because the Amendments cure ambiguities, correct or supplement certain provisions in the Indenture and do not adversely affect the interests of the Holders of Securities in any material respect.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1.             Definitions.  The following definitions in Section 1.1 of the Indenture shall be deleted in its entirety and replaced with the following :

“Exchange Agreements” means the Exchange Agreements, dated October 3, 2002,  between the Company and the Initial Purchasers, and any other exchange agreements executed by the Company from time to time with Initial Purchasers which provides for the issuance of the Securities to such Initial Purchasers under this Indenture.

“Initial Purchasers” means Salomon Brothers Qualified Investor Portfolios Multi-Strategy Arbitrage Portfolio, Salomon Brothers Diversified Arbitrage Strategies Fund Ltd., Salomon Brothers Enhanced Arbitrage Strategies Fund, CEBT- Comingled Employee Benefit Trust – Capital Structure Arbitrage, General Motors Employees Global Group Pension Trust, General Motors Welfare Benefits Trust, Salomon Brothers Market Neutral Arbitrage Fund L.P., Alexandra Global Master Fund Ltd. and any Person who executes from time to time an Exchange Agreement.

“Pledge Agreement” means the Pledge Agreement, dated as of October 9, 2003, by and among the Company, the Trustee and J.P. Morgan Trust Company, National Association, as securities intermediary, as amended, supplemented or otherwise modified from time to time, together with any schedules thereto that may be amended, supplemented or otherwise modified from time to time.

2.             Notices.  Section 15.2(a) of the Indenture its deleted in its entirety and replaced with the following:

(a)           if to the Company:

Nektar Therapeutics

150 Industrial Road

San Carlos, California 94070

Attention:  Paula Kasler, Esq.

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA  94306-2155

Attention:  John Geschke, Esq.

3.             Ratification of Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.             Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.             Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

5.             Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

NEKTAR THERAPEUTICS

By:	/s/ Ajit S. Gill
Name: Ajit S. Gill
Title: Chief Executive Officer and President

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ James Nagy
Name: James Nagy
Title: Assistant Vice President